Exhibit 5.1

July 14, 2020

Clean Energy Technologies, Inc.

2990 Redhill Ave,

Costa Mesa, California 92626

Re: Common Stock registered under Registration Statement on Form S-1

Ladies and Gentlemen:

Clean Energy Technologies, Inc., a Nevada corporation (the “Company”), has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1 (the “Registration Statement”) in connection with the offering from time to time, pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by GHS Investments, LLC (“GHS”), an aggregate of 74,720,000 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”) issuable to GHS in connection with an Equity Financing Agreement dated as of June 8, 2020 (the “Equity Financing Agreement as part of private placements of common stock, in each case for resale by GHS named in the prospectus (the “Prospectus”) contained in the Registration Statement as amended, and as supplemented from time to time.

We, have examined the Company’s Articles of Incorporation and Bylaws, both as amended and currently in effect, the Registration Statement, and the exhibits thereto, and such other originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional qualifications set forth below, we advise you that, in our opinion the Shares will be validly issued, fully paid and non-assessable when issued to GSS in pursuant to the terms of the Equity Financing Agreement.

The opinions expressed in this opinion letter are limited to the Private Corporations Law of the State of Nevada and the reported judicial decisions interpreting such statute and provisions and the laws of the state of New York and the federal laws of the United States of America. The foregoing opinion is qualified to the extent that the enforceability of any applicable agreement, document, or instrument discussed herein may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws of the State of Nevada; (b) the laws of any other jurisdiction; (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority or (d) any other matters relating to the Company, the shares of Common Stock or the agreements and instruments addressed herein, or in the Registration Statement. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ The Newman Law Firm, PLLC